UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                        Commission File Number 001-15193


                          HOLLYWOOD CASINO CORPORATION
               (Exact name of Registrant as specified in charter)


                         TWO GALLERIA TOWER, SUITE 2200
                                 13455 NOEL ROAD
                               DALLAS, TEXAS 75240
                                 (972) 392-7777
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)


                         COMMON STOCK, $.0001 PAR VALUE
            (Title of each class of securities covered by this Form)


                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       [X]                 Rule 12h-3(b)(1)(i)      [X]
   Rule 12g-4(a)(1)(ii)      [ ]                 Rule 12h-3(b)(1)(ii)     [ ]
   Rule 12g-4(a)(2)(i)       [ ]                 Rule 12h-3(b)(2)(i)      [ ]
   Rule 12g-4(a)(2)(ii)      [ ]                 Rule 12h-3(b)(2)(ii)     [ ]
                                                 Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date:  1


           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                    HOLLYWOOD CASINO CORPORATION

Dated: March 3, 2003                By: /s/ Donald A. Shapiro
                                        ---------------------------------------
                                        Donald A. Shapiro
                                        Vice President, Deputy General Counsel
                                        and Assistant Secretary